Exhibit (a)(5)

Rightside and Donuts Announce ICANN Consent

KIRKLAND, Wash., July 17, 2017 – Rightside Group, Ltd. (NASDAQ:NAME) and Donuts Inc. today announced that the Internet Corporation for Assigned Names and Numbers (ICANN) gave Rightside and Donuts notice on July 15, 2017 of ICANN’s express consent to the transactions contemplated by the merger agreement (the “Transactions”) among Donuts, DTS Sub Inc., a wholly owned subsidiary of Donuts, and Rightside, which Transactions include the previously announced tender offer by DTS Sub Inc. to purchase all issued and outstanding shares of Rightside common stock.

Together with the advance notice provided by Rightside (on behalf of itself and its subsidiaries) of the Transactions and the related change of control to ICANN on June 14, 2017, ICANN’s express consent to the Transactions with respect to Rightside and its applicable subsidiaries satisfies one of the conditions to the tender offer. The completion of the tender offer is conditioned upon the valid tender (without withdrawal) of at least a majority of the issued and outstanding shares of Rightside common stock (as calculated in the offer), as well as other important conditions specified in the Schedule TO filed by Donuts with the Securities and Exchange Commission (the “SEC”) on June 27, 2017. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on July 26, 2017 (one minute after 11:59 p.m., New York City time, on July 26, 2017), unless extended in accordance with applicable SEC rules and the terms of the merger agreement among Donuts, DTS Sub Inc. and Rightside.

About Rightside

Rightside inspires and delivers new possibilities for consumers and businesses to define and present themselves online. The company, with its affiliates, is a leading provider of domain name services, offering one of the industry’s most comprehensive platforms for the discovery, registration, usage and monetization of domain names. In addition to being a new gTLD registry operator, Rightside is home to one of the most admired registrar brands in the industry, Name.com. Headquartered in Kirkland, WA, Rightside has offices in North America and Europe. For more information please visit www.Rightside.co.

About Donuts

Donuts is a leading domain name registry for new top-level Internet domain extensions. Donuts offers businesses, individuals and organizations new ways to brand and unify their online identities, in multiple languages and character sets. Donuts is headquartered in Bellevue, Washington. For more information, please visit www.donuts.domains.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements concerning the expected tender offer and statements containing words such as may, believe, anticipate, expect, intend, plan, project, and estimate or similar expressions constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, including, among others: the failure to satisfy regulatory and other closing conditions to the tender offer, including the tender of a sufficient number of Rightside common shares in the offering. More information about potential risk factors that could affect the tender offer are contained in Rightside’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission (the “SEC”) and other SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. The parties do not intend to revise or update the information set forth in this press release, except as required by law, and may not provide this type of information in the future.

Important Additional Information and Where to Find It

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Rightside common stock. Donuts filed with the SEC a tender offer statement on Schedule TO, and Rightside has filed a Solicitation/Recommendation Statement on Schedule 14D-9, all with respect to the Offer (as defined in those documents). Holders of shares of Rightside common stock are urged to carefully read the relevant tender offer materials (including the Offer to Purchase, the related Letter of Transmittal and the other tender offer documents) and the Solicitation/Recommendation Statement because they contain important information that holders of shares of Rightside common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, are available to all holders of shares of Rightside common stock at no expense to them from the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase (and below) filed with the Schedule TO.

A free copy of the tender offer materials and the Solicitation/Recommendation Statement are also available to all Rightside stockholders by contacting Rightside at IR@rightside.rocks or by phone at (212) 331-8424, or by visiting Rightside’s website (www.rightside.co). The tender offer materials and the Solicitation/Recommendation Statement are also available for free at the SEC’s website at www.sec.gov. Rightside’s stockholders are advised to read the tender offer materials and the Solicitation/Recommendation Statement, as each may be amended or supplemented from time to time, and any other relevant documents filed with the SEC when they become available before they make any decision with respect to the tender offer because they will contain important information about the proposed transaction and the parties to the transaction.

Rightside Investor Contacts:

The Blueshirt Group

Allise Furlani, 212-331-8433, allise@blueshirtgroup.rocks

Brinlea Johnson, 212-331-8424, brinlea@blueshirtgroup.rocks

Donuts Media Contact:

Judith McGarry, Donuts

415-971-2900

judith@donuts.email

Information Agent:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders call toll-free from the U.S. and Canada: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833